                                                                    EXHIBIT 99.1

EPIX Medical, Inc. (ticker:  EPIX, exchange:  NASDAQ) News Release - 30-Aug-2001

--------------------------------------------------------------------------------

PETER WIRTH JOINS EPIX MEDICAL BOARD OF DIRECTORS

CAMBRIDGE, Mass. -- (BUSINESS WIRE) - Aug. 30, 2001 - EPIX Medical, Inc. (Nasdaq: EPIX) announced today that Peter Wirth has been elected to the company's Board of Directors. Mr. Wirth is currently Executive Vice President and Chief Legal Officer of Genzyme Corporation where he has senior management responsibility for the legal and corporate development functions and for the Genzyme Molecular Oncology and Geltex Pharmaceuticals business units. Prior to joining Genzyme in 1996, he was a partner at the law firm of Palmer & Dodge, LLP in Boston and he remains of Counsel to Palmer & Dodge.

Mr. Wirth's areas of expertise encompass all aspects of corporate and financial transactions common to rapidly growing, technology-based companies such as institutional private placements, public offerings, off-balance sheet R&D financings, corporate collaborations, technology licensing, joint ventures and mergers and acquisitions. He has extensive experience with the types of vehicles that growing companies like EPIX use to finance their R&D programs, as well as acquire companies and products to enhance their product pipelines.

"The addition of Peter Wirth to our Board is very exciting for EPIX," commented EPIX CEO Michael D. Webb. "With his strong background of biotechnology business strategy, especially with companies in the early stages of commercial development, he brings exactly the experience and insight we need as we move toward commercialization of our first product".

Mr. Wirth stated, "I am excited about bringing my perspective to this position, and look forward to working closely with both the Board and management at EPIX".

EPIX Medical is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents for MRI. The Company's principal product under development, MS-325, is an investigational new drug designed to enhance MRI. To receive EPIX Medical's latest news and other corporate developments, please visit the EPIX Medical Web site at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company's management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.

CONTACT:    EPIX Medical
            Michael D. Webb, CEO
            Sydney Barrett, Investor Relations - (617) 250-6012